News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:  Robert F. Heinemann, President and CEO
           Ralph J. Goehring, Executive Vice President and CFO

                BERRY PETROLEUM REPORTS RECORD SECOND
              QUARTER 2004 NET INCOME OF $.68 PER SHARE

Bakersfield, CA - August 9, 2004 - Berry Petroleum Company (NYSE:BRY) earned record net income for the second quarter ended June 30, 2004 of $15.3 million, or $.68 per diluted share, an increase of 212% compared to prior-year second quarter net income of $4.9 million, or $.22 per diluted share. This is the fifth consecutive quarter of increased earnings and the twenty-second consecutive quarter of positive earnings for the Company, according to Robert F. Heinemann, president and chief executive officer.

Berry  produced  a  record average 20,315 barrels of  oil  equivalent
(BOE) per day during the second quarter of 2004, a 32% increase from an average of 15,397 BOE per day during the prior year's second quarter. The Company produced 15,973 BOE per day from its California assets and 4,342 BOE per day from its assets in the Rockies. Companywide, oil production averaged 19,182 barrels per day (94% of total) and natural gas production averaged 6,799 Mcf (thousand cubic feet) per day (6% of total) for the second quarter of 2004.

Mr. Heinemann continued, "Berry posted another great quarter of operating and financial results and we are on target to achieve our planned 2004 average production of 20,500 BOE per day. We have increased  our  drilling  programs in Utah  and  California  to  take advantage of the excellent crude price environment. We have been active on the acquisition front as well and recently announced a joint Exploration and Development Agreement with the Ute Indian Tribe and an industry partner. The combination of the new acreage immediately to the west of Brundage Canyon with our existing property provides Berry with over 215,000 acres in the hydrocarbon-rich Uinta Basin in Utah and offers the opportunity to add significant reserves and production over the next several years. This and other future acquisitions are important to Berry's growth strategy."

Berry realized an average sales price per BOE of $28.55 for the second quarter, a 36% increase over the $21.07 received in the same 2003 period. West Texas Intermediate (WTI) crude oil per barrel on the NYMEX averaged $38.28 and $28.91 in the second quarter of 2004 and  2003,  respectively.  Total operating costs  from  oil  and  gas operations on a per BOE basis for the second quarter of 2004 decreased 7% to $10.38 from $11.15 in the same 2003 period, primarily due to increased daily production in both California and Utah, and lower operating costs on a per BOE basis in the Utah properties acquired in August 2003.

Berry also achieved record EBITDA (earnings before interest, taxes and depreciation, depletion and amortization) of $29.3 million during the second quarter, up 225% from $9.0 million reported during the prior year's second quarter, and up $8.4 million, or 41% from $20.8 million reported in the first quarter of 2004.

Six-Month Results
------------------
Berry earned net income of $25.6 million, or $1.15 per diluted share, for the six months ended June 30, 2004, a Company record, and up 69% compared to net income of $15.2 million, or $.69 per diluted share, for the comparable six-month period in 2003. EBITDA for the six months ended June 30, 2004 was $50.1 million, up 84% from $27.3 million in the comparable six-month period in 2003.

Berry produced an average of 19,949 BOE per day, an all-time high for the Company, in the 2004 six-month period, up 28% from 15,566 BOE per day in the comparable six-month period in 2003. Oil production averaged 18,880 barrels per day (95% of total) and natural gas production averaged 6,409 Mcf per day (5% of total) for the six months ended June 30, 2004. The average realized sales price per BOE was $27.00 for the six months ended June 30, 2004, up 19% from $22.66 per BOE received in 2003. Crude oil prices (WTI) remain near or above $40.00 per barrel in the early portion of the current third quarter.

Total operating costs of $10.25 per BOE in the first six months of 2004 were comparable to $10.23 per BOE in the first six months of 2003. General and administrative (G&A) costs per BOE rose 55% in 2004 to $3.02 from $1.95 in the first six months of 2003, primarily due to higher compensation expenses related to stock option charges and costs associated with a change in the chief executive officer of the Company.

2004 Capex Budget & Production Target
-------------------------------------
The Company has funded $31.8 million in capital expenditures in the first six months of 2004 which includes 58 new wells, of which 13 were a carryover from the 2003 capital budget, and 43 workovers. Excluding 2004 acquisitions, the Company's 2004 revised budget is approximately  $61  million,  up 15%  from  the  original  budget  of approximately $53 million. Within this budget, Berry expects to drill approximately 100 wells and perform approximately 100 workovers. The accelerated drilling program will take advantage of sustained attractive crude prices.

The Company intends to fund 100% of its capital program out of internally generated cash flow and anticipates that production will average at least 20,500 BOE per day in 2004, up 24% from 16,549 BOE per day in 2003.

Ralph J. Goehring, executive vice president and chief financial officer, stated "Berry's second quarter performance was tremendous. We achieved record production (20,315 BOE per day), record income ($15.3 million), record EBITDA ($29.3 million) on record high crude oil prices ($38.28 NYMEX WTI). Our six-month performance was equally stellar and our momentum bodes well for attaining over $50 million in net income for the year, well above our previous record of $37.8 million achieved in 2000. We are investing capital on quality projects that should allow us to achieve higher production and strong financial results in the balance of 2004 and into 2005."

The Company has entered into additional fixed price crude oil and natural gas swaps since June 30, 2004. The Company's existing hedge position can be viewed on its website utilizing the following link: http://www.bry.com/index.php?page=hedging

Change in Accounting for Stock Option Expense
---------------------------------------------
During the review of the Company's second quarter financial statements, the Company determined that variable plan accounting was appropriate for its stock option plan, insofar as the Company had permitted option holders to exercise options by surrendering shares underlying unexercised options in payment of the exercise price of the options and related taxes. The Company had accounted for options issued under the plan as fixed awards with compensation expense recorded for certain option exercises. The Company has restated its financial statements for the prior three years under variable plan accounting for its stock option plan and has filed an amended Form 10 -K accordingly. The use of variable plan accounting requires a charge to compensation expense, commencing at the grant date, in an amount by which the market price of the Company's stock covered by the grant exceeds the option price. Subsequent changes in the market price of the Company's stock result in a change in the measure of compensation cost for the awards. These non-cash adjustments decreased the Company's net income by $2.0 million, or $.09 per diluted share in 2003, $.8 million, or $.04 per diluted share, in 2002, and $1.0 million, or $.04 per diluted share in 2001.

To eliminate the volatility of Berry's future stock option expense and to conform early with the emerging preferable stock compensation treatment, the Company adopted SFAS 123 "Accounting for Stock-Based Compensation," as amended, in the quarter ended June 30, 2004 with an effective date of January 1, 2004. As part of the Company's review of its stock option accounting, it was determined that a portion of the stock compensation under SFAS 123 is required to be calculated using a mark-to-market approach similar to variable plan accounting. The Company has restated its financial information for the three months ended March 31, 2004 under variable plan accounting for its stock option plan and for the adoption of SFAS 123 and has filed an amended Form 10-Q accordingly. As a result of the requirement for mark-to-market accounting for a portion of the stock plan under SFAS 123, the adoption of SFAS 123 as of the beginning of the year will not result in an improvement in earnings for the year. However, the Company has revised certain stock option exercise provisions of the plan and prospectively, variable plan accounting will no longer be required, which will remove most of the volatility related to this expense. The restated earnings for the quarter ended March 31, 2004 is $10.4 million, or $.47 per share, a decrease of $1.7 million, or $.08 per share, from the $12.1 million, or $.55 per share, as previously reported. The impact of variable plan accounting and SFAS 123 on stock compensation expense (after tax) in the second quarter ended June 30, 2004 was a decrease of $.5 million, or $.02 per share.

The Company's stock option expense included in G&A expense was $0.9 million, $3.6 million and $2.8 million for the three-month periods ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively. The Company's stock option expense included in G&A was $4.5 million and $1 million for the six-month periods ended June 30, 2004 and 2003, respectively. A significant portion of the expense is related to the mark-to-market impact of the Company's share price on the options outstanding.

Mr. Goehring added, "The restatement of our financial statements and information for prior periods under variable plan accounting and the adoption of SFAS 123 involves a non-cash expense reflected through G&A expense and does not affect previously reported revenues or cashflows. It has no impact on the Company's operations and an immaterial effect on shareholders' equity. The total of our cumulative restated earnings from 2001 through March 31, 2004 and our earnings for the three months ending June 30, 2004 is $108 million after these adjustments, with the adjustments totaling approximately $5.5 million during this timeframe. Under SFAS 123, the Company estimates its stock option expense will be less than $1 million in the final six months of 2004. The Company is estimating total G&A of approximately $6.0 million in the third and fourth quarters of 2004 combined, which will be approximately $2.20 to $2.35 per BOE for the year."

Non-GAAP Information
--------------------
EBITDA is included in this press release for informational purposes. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's financial performance. Specifically, Berry believes that certain non-cash charges, as well as the related tax effects, are not indicative of core operating results. By including this item, non-GAAP results provide information to both management and investors that is useful in assessing the Company's core operation performance and in evaluating and comparing results of operations on a consistent basis from period to period. This non-GAAP financial measure is used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non -GAAP financial results which are included below.

        RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES AND
       DEPRECIATION, DEPLETION AND AMORTIZATION TO NET INCOME
                           (In thousands)
                             (unaudited)

                               Three Months          Six Months
                       06/30/04 03/31/04  06/30/03 06/30/04 06/30/03
                       -------- --------  -------- -------- --------
Earnings before interest,
taxes and depreciation,
depletion and
amortization (EBITDA)   $29,251  $20,813    $8,989  $50,065  $27,265

Depreciation, depletion
and amortization         (8,504)  (7,209)   (4,729) (15,713)  (9,183)

Interest                   (534)    (531)     (268)  (1,065)    (477)

Provision for income
  taxes                  (4,935)  (2,709)      913   (7,644)  (2,425)
                         -------  -------   ------- -------- --------
Net Income              $15,278  $10,364    $4,905  $25,643  $15,180
                        ======== ========   ======= ======== ========


Teleconference Call
-------------------
An earnings conference call will be held Monday, August 9, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-888-396-2356 to participate, using passcode 50267860. International callers may dial 617-847-8709. For a digital replay available through August 23, 2004 dial 1-888-286-8010 (passcode 63692006). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

"Safe Harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, certain matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in the commodity prices for oil, natural gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental and weather risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other governmental regulations.


                     CONDENSED INCOME STATEMENTS
                (In thousands, except per share data)
                             (unaudited)

                                Three Months          Six Months
                            06/30/04   06/30/03   06/30/04   06/30/03
Revenues:
  Sales of oil and gas      $ 52,755    $29,466   $ 97,960   $ 63,820
  Sales of electricity        11,291      9,899     23,225     22,317
  Interest and other
    income, net                   90        228        293        248
                              ------     ------    -------     ------
   Total                      64,136     39,593    121,478     86,385
                              ======     ======    =======     ======

Expenses:
  Operating costs - oil
   and gas                    19,194     15,626     37,214     28,810
  Operating costs -
   electricity                11,291      9,899     23,225     22,317
  Depreciation, depletion
    & amortization             8,504      4,729     15,713      9,183
  General and administrative   4,400      5,079     10,974      5,506
  Dry hole, abandonment
    & impairment                   -          -          -      2,487
  Interest                       534        268      1,065        477
                              ------     ------     ------     ------
    Total                     43,923     35,601     88,191     68,780
                              ======     ======     ======     ======

Income before income taxes    20,213      3,992     33,287     17,605
Provision for income           4,935       (913)     7,644      2,425
                              ------     ------     ------     ------

Net income                  $ 15,278   $  4,905   $ 25,643   $ 15,180
                              ======     ======     ======     ======

Basic net income per share      $.70       $.23      $1.17       $.70
Diluted net income per share    $.68       $.22      $1.15       $.69
Cash dividends per share        $.11       $.15       $.22       $.25


Weighted average common shares:
    Basic                     21,873     21,764     21,845     21,761
                              ======     ======     ======     ======
    Diluted                   22,416     21,954     22,337     21,934
                              ======     ======     ======     ======



                               CONDENSED BALANCE SHEETS
                                     (In thousands)

                                              (unaudited)
                                               06/30/04    12/31/03
                                               --------    --------
Assets
  Current assets                               $ 51,373    $ 43,286
  Property, buildings & equipment, net          311,595     295,151
  Other assets                                    2,517       1,940
                                               --------    --------
                                               $365,485    $340,377
                                               ========    ========

Liabilities & Shareholders' Equity
  Current liabilities                          $ 42,955    $ 46,826
  Deferred taxes                                 45,018      38,559
  Long-term debt                                 50,000      50,000
  Other long-term liabilities                     8,650       7,654
  Shareholders' equity                          218,862     197,338
                                               --------    --------
                                               $365,485    $340,377
                                               ========    ========


                         CONDENSED STATEMENTS OF CASH FLOWS
                                    (In thousands)
                                     (unaudited)

                                                   Six Months
                                              06/30/04     06/30/03
                                              --------     --------
Cash flows from operating activities:
  Net income                                   $25,643      $15,180
  Depreciation, depletion & amortization        15,713        9,183
  Dry hole, abandonment & impairment              (235)       2,432
  Deferred income taxes                          6,142          353
  Deferred stock option compensation             2,808          672
  Other, net                                       763          277
  Net changes in operating assets and
    liabilities                                (13,201)      (5,692)
                                               --------     --------
      Net cash provided by operating
        activities                              37,633       22,405

Net cash used in investing activities          (31,838)     (19,902)
Net cash used in financing activities           (4,646)      (5,441)
                                               --------     --------
Net increase (decrease) in cash and
  cash equivalents                               1,149       (2,938)

Cash and cash equivalents at
  beginning of year                             10,658        9,866
                                               --------     --------
Cash and cash equivalents at end of period     $11,807      $ 6,928
                                               ========     ========

                             COMPARATIVE OPERATING STATISTICS
                                       (unaudited)

                              Three Months            Six Months
                          06/30/04 06/30/03 Change 06/30/04 06/30/03 Change
                          -------- -------- ------ -------- -------- ------
Oil and gas production:
Net total - BOE per day     20,315   15,397   +32%   19,949  15,566    +28%
Net oil - Bbl per day       19,182   15,059   +27%   18,880  15,191    +24%
Net gas - Mcf per day        6,799    2,027  +235%    6,409   2,248   +185%
Per BOE:
  Avg. sales price,
    net of hedges(1)        $28.55   $21.07   +36%   $27.00  $22.66    +19%

  Operating costs(2)          9.21    10.63   -13%     9.18    9.71     -5%
  Production taxes            1.17      .52  +125%     1.07     .52   +106%
                             -----    -----  -----    -----   -----   -----
    Total operating costs    10.38    11.15    -7%    10.25   10.23      -%

  Depreciation & depletion    4.60     3.38   +36%     4.33    3.26    +33%
  General & administrative
    expenses                  2.38     3.62   -34%     3.02    1.95    +55%
  Interest expense             .29      .19   +53%      .29     .17    +71%

Electricity:
  Electric power produced -
    MWh hours/day            2,045    2,036     -%    2,118   2,086     +2%
  Electric power sold -
    MWh hours/day            1,843    1,847     -%    1,900   1,899      -%
  Average sales price -
    $/Mwh                   $67.51   $62.59    +8%   $67.34  $68.11     -1%
  Natural gas cost -
    $/Mmbtu                 $ 5.44   $ 5.04    +8%   $ 5.26  $ 5.21     +1%

(1) Comparative average
    West Texas Intermediate
    (WTI) crude price       $38.28   $28.91    +32%  $36.78  $31.32     17%
(2) Includes monthly
    expenses in excess of
    monthly revenues from
    cogeneration
    operations of            $1.81    $2.79    -35%   $1.81   $2.25    -20%



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